EXHIBIT 99

One Jake Brown Road
Old Bridge, NJ 08857
Tel: 732-679-4000
Fax: 732-679-4353
www.blondertongue.com

FOR IMMEDIATE RELEASE:

Blonder Tongue Reports Second Quarter &

Six Month 2010 Results

OLD BRIDGE, NEW JERSEY, August 3, 2010 – Blonder Tongue Laboratories, Inc. (NYSE Amex:  “BDR”)

-	Q2 2010 sales: $8,266,000

-	Q2 2010 net earnings: $901,000

-	Six month 2010 sales: $13,860,000

-	Six month 2010 net earnings: $696,000

Blonder Tongue (NYSE Amex: “BDR”) today announced its sales and results of operations for the second quarter and six months ended June 30, 2010.  Net sales for the second quarter 2010 were $8,266,000, compared to $6,257,000 for the second quarter 2009.  Earnings from continuing operations for the second quarter 2010 were $901,000 or $0.15 per share, compared to a loss of $(396,000) or $(0.06) per share for the comparable period of 2009.  For the six months ended June 30, 2010, net sales were $13,860,000, compared to $15,190,000 in the comparable period of 2009.  Earnings from continuing operations for the first six months of 2010 were $696,000 or $0.11 per share compared to a loss of $(3,000) or almost zero cents per share for the comparable period in 2009.

Commenting on the second quarter and the first six months of 2010, Chairman and Chief Executive Officer James A. Luksch noted, “Blonder Tongue had a solid performance in the second quarter of 2010.  All of the important metrics were favorable.  Sales were up, gross margin increased (from 35% to 43%) during the quarter and operating expenses are at their restructured low point, resulting in significantly improved profit performance, which we anticipate can be sustained through the end of the year.  The recessionary economy has been slow to rebound, but we are seeing a gradual increase in sales of some of our core products.  If the overall economy continues to rebound and we are able to continue to increase our penetration of the digital market, Blonder Tongue should embark on an accelerated growth cycle.”

The overall sales increase in the second three months of 2010 is primarily attributable to an increase in sales of the Company’s digital video headend products and contract manufactured products offset by a decrease in sales of analog video headend products.  Sales of digital video headend products were $3,876,000 and $1,406,000, sales of contract manufactured products were $584,000 and $249,000 and analog video headend sales were $2,008,000 and $2,671,000 in the second three months of 2010 and 2009, respectively.

“The sales increase is being driven by the superiority of our digital lineup of products-the encoders and EdgeQAM devices.  We are now shipping our second generation of both High Definition and Standard Definition encoders with very positive results, and we have shipped over $2,000,000 of our EdgeQAM product,” said Bob Palle, President of Blonder Tongue.  “Competition is attacking from all directions, but the superior picture quality of our digital products, which derives from our proprietary software platform and is not dependant on computer processing hardware, provides the best quality-to-cost performance in the high definition television market.”

Blonder Tongue Laboratories, Inc. provides system operators and integrators serving the cable, broadcast, satellite, IPTV, institutional and professional video markets with comprehensive solutions for the provision of content contribution, distribution and video delivery to homes and businesses.  With 60 years of experience, the company designs, manufactures, sells and supports an equipment portfolio of standard and high definition digital video solutions, as well as core analog video and high speed data solutions for distribution over coax, fiber and IP networks.   Additional information on Blonder Tongue and its products can be found at www.blondertongue.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The information set forth above includes “forward-looking” statements and accordingly, the cautionary statements contained in Blonder Tongue’s Annual Report and Form 10-K for the year ended December 31, 2009 (See Item 1: Business, Item 1A: Risk Factors and Item 7: Management’s Discussion and Analysis of Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference.  The words “believe”, “expect”, “anticipate”, “indications”, “should”, “project”, and similar expressions identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. Blonder Tongue undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.  Blonder Tongue’s actual results may differ from the anticipated results or other expectations expressed in Blonder Tongue’s “forward-looking” statements.

Contacts:

Eric Skolnik
Chief Financial Officer
eskolnik@blondertongue.com
(732) 679-4000

James A. Luksch
Chief Executive Officer
jluksch@blondertongue.com
(732) 679-4000

-MORE-

Blonder Tongue Laboratories, Inc.
Consolidated Summary of Operating Results
(in thousands, except per share data)

	(unaudited)
	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009

Net sales	$8,266	$6,257	$13,860	$15,190
Gross profit	3,551	2,205	6,066	5,859
Earnings (loss) from operations	951	(356)	790	75
Earnings (loss) from continuing operations	901	(396)	696	(3)
Earnings from discontinued operations	-	3	-	69
Net earnings (loss)	$901	$(393)	$696	$66
Basic and diluted earnings (loss) per share from continuing operations	$0.15	$(0.06)	$0.11	$-
Basic and diluted gain per share from discontinued operations	$-	$-	$-	$0.01
Basic and diluted net earnings (loss) per share	$0.15	$(0.06)	$0.11	$0.01
Basic and diluted weighted average shares outstanding:	6,191	6,191	6,191	6,191

Consolidated Summary Balance Sheets
(in thousands)

	(unaudited)
	June 30, 2010	December 31, 2009

Current assets	$14,751	$13,195
Property, plant, and equipment, net	3,899	4,000
Total assets	28,104	25,172
Current liabilities	4,224	1,952
Long-term liabilities	2,986	3,065
Stockholders’ equity	20,894	20,155

Total liabilities and stockholders’ equity	$28,104	$25,172

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